Exhibit 99.1

XM SATELLITE RADIO COMMENCES STANDARD EXCHANGE OFFER FOR RULE 144A NOTES

Exchange Offer Allows May 2006 Private Placement Notes To Be Fully Tradable

Washington D.C., August 17, 2006 — XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) announced today the commencement of an offer to exchange a new series of 9.75% Senior Notes due in 2014 and a new series of Senior Floating Rate Notes due 2013 registered under the Securities Act of 1933 for all of the 9.75% Senior Notes due in 2014 and Senior Floating Rate Notes due 2013, respectively, issued in May 2006 as part of a private placement under Rule 144A.

This exchange offer, which is standard for Rule 144A transactions and required by the indentures and registration rights agreement for the notes, is being made pursuant to a Prospectus dated August 17, 2006. Copies of the Prospectus are available from The Bank of New York, the exchange agent for the offer. Each series of notes is issued by XM Satellite Radio Inc. and guaranteed by XM Satellite Radio Holdings Inc. and certain of XM Satellite Radio Inc.’s subsidiaries, and the terms of the new notes are substantially identical to the terms of the existing notes, except that the new notes will be freely tradable. The exchange offer and withdrawal rights will expire at 5:00 p.m. New York City time, on September 18, 2006, unless extended.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the existing notes or new notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.